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                                                                   Exhibit 11.1

                      SERVICE CORPORATION INTERNATIONAL
                      COMPUTATION OF EARNINGS PER SHARE


                                                                    Three Months Ended March 31,
                                                                      1996                 1995
- ---------------------------------------------------------------------------------------------------
                                                              (Thousands, except per share amounts)

PRIMARY:
Net income  . . . . . . . . . . . . . . . . . . . . . . . . .      $   71,897           $  47,380
                                                                   ==========           =========

Average number of common shares outstanding   . . . . . . . .         117,447              95,750

Common stock equivalents applicable to options outstanding
   resulting from application of the "treasury stock method"
   using average stock price  . . . . . . . . . . . . . . . .           2,291                 722
                                                                    ---------          ----------
Average common and common equivalent shares
   used in earnings per share   . . . . . . . . . . . . . . .         119,738              96,472
                                                                    =========          ==========

Primary Earnings Per Common Share:
   Net income . . . . . . . . . . . . . . . . . . . . . . . .       $     .60          $      .49
                                                                    =========          ==========

FULLY DILUTED:
Net income  . . . . . . . . . . . . . . . . . . . . . . . . .       $  71,897          $   47,380

Add after tax interest expense applicable to
   convertible debentures . . . . . . . . . . . . . . . . . .           1,941               3,741
                                                                    ---------          ----------
                                                                    $  73,838          $   51,121
                                                                    =========          ==========

Average number of common shares outstanding . . . . . . . . .         117,447              95,750

Common stock equivalents applicable to options outstanding
   resulting from application of the "treasury stock method"
   using end of period stock price (if greater than average
   stock price for period)  . . . . . . . . . . . . . . . . .           2,572                 722

Assuming conversion of convertible debentures . . . . . . . .           6,834              15,795
                                                                    ---------          ----------
Average shares used in fully diluted earnings per share . . .         126,853             112,267
                                                                    =========          ==========

Fully Diluted Earnings Per Common Share:
   Net income . . . . . . . . . . . . . . . . . . . . . . . .       $     .58          $      .46
                                                                    =========          ==========
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